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                                                                    EXHIBIT 99.1


[KELLOGG'S LOGO]                             [KELLOGG COMPANY NEWS LETTERHEAD]


                    KELLOGG COMPLETES ACQUISITION OF KEEBLER
          THE PAYOFF: DIVERSIFICATION, DSD, SCALE, AND COST SYNERGIES

     BATTLE CREEK, Mich. -- By completing the acquisition of Keebler Foods Company today, Kellogg Company has put in place the most critical element of its growth plan.

     "These two great companies are a winning combination for consumers, customers, and share owners," said Kellogg Chairman and Chief Executive Officer Carlos M. Gutierrez. "Thanks to five months of integration preparation by Kellogg and Keebler people, we will hit the ground running."

     The new Kellogg Company's growth will be propelled by:

     - A MORE DIVERSIFIED PORTFOLIO, with products that rank first or second in U.S. sales in seven major food categories. Keebler is number two in the cookie and cracker segments, both growing faster than most other U.S. food categories.

- KEEBLER'S DIRECT STORE DOOR (DSD) delivery system, which is expected to increase the growth potential of Kellogg snack food such as Rice Krispies Treats squares and Nutri-Grain bars.

- GREATER SCALE in the United States, including a stronger presence in traditional supermarkets and in non-traditional channels such as convenience and gas stores, vending, foodservice, club stores, and mass merchandise stores.

- COST SYNERGIES, which are expected to reach $170 million annually over three years, increasing Kellogg's financial flexibility and the visibility of its earnings.

     "We are building a new, stronger Kellogg Company," Gutierrez said of the expanded company, which has projected annual sales of more than $9 billion. "In addition to our cookie and cracker franchises, Kellogg is number one in the world in ready-to-eat cereal sales and number one in the United States in toaster pastries, cereal/granola/treat bars, frozen waffles, and meat alternatives."

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          Eleven Kellogg and Keebler brands had 2000 retail sales of at least
$100 million in the United States, including:

          -  Kellogg's cereal -- $2.5 billion,

          -  Keebler cookies and crackers -- $1.3 billion,

          -  Pop-Tarts toaster pastries -- $500 million,

          -  Eggo waffles -- $390 million,

          -  Cheez-It crackers -- $313 million,

          -  Nutri-Grain cereal bars -- $230 million,

          -  Rice Krispies Treats squares -- $150 million,

          -  Murray cookies -- $143 million,

          -  Austin snacks -- $129 million,

          -  Morningstar Farms products -- $120 million, and

          - Famous Amos cookies -- $100 million.

          The acquisition brings together not only Kellogg's cereals and convenience foods with Keebler's cookies and crackers, but also world-famous Kellogg icons such as Tony the Tiger and Snap! Crackle! Pop! with the popular Keebler Elves and their Hollow Tree. "This combination of equity power represents, in itself, a great opportunity for growth," Gutierrez said.

          Sam K. Reed, who has served as president and CEO of Keebler since 1996, today becomes vice chairman and a member of the Board of Directors of Kellogg Company. "We are extremely pleased that Sam Reed will be part of the Kellogg team," Gutierrez said. "He brings a great track record in the food industry, including a well-deserved reputation for delivering superior results."

          Under Reed's leadership, Keebler has achieved consistent sales and earnings growth through both internal initiatives and strategic acquisitions. Prior to joining Keebler, Reed was president and chief operating officer of Western Bakery Group from 1994 to 1995 and Mother's Cake and Cookie Company from 1991 to 1994. Prior to that, he held executive vice president positions at President Baking Company, Wyndham Bakery Products, and Murray Bakery Products from 1985 to 1990.

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     "Kellogg and Keebler are an uncommonly good combination," Reed said,
"Both companies are better together. I've been a part of many food company integrations, and I'm convinced that Kellogg-Keebler will be the best of them all."
     Keebler will continue to be headquartered in Elmhurst, Illinois, operating as a part of Kellogg USA. David B. Vermylen, who has been president of the Keebler Brands Division, today becomes president and chief executive officer of Keebler and senior vice president of Kellogg Company.
     Kellogg reached agreement on October 26, 2000, to acquire Keebler in a transaction entered into with Keebler and with Flowers Industries, Inc., the majority shareholder of Keebler. Approval earlier today by Flowers share owners was the final step leading to the closing of the transaction.
     Under terms of the acquisition, the largest in Kellogg's 95-year history, Kellogg will pay $42 for each of Keebler's shares and assume Keebler's debt, for a total investment of about $4.5 billion. Kellogg is financing the acquisition through a combination of short-term and long-term debt. The transaction is expected to be accretive to Kellogg's cash earnings per share in year one.
     Separately, Kellogg today reaffirmed its previous guidance for 2001 first quarter and full-year earnings per share. The company expects to report first quarter results on April 26.

                             ABOUT KELLOGG COMPANY

     Headquartered in Battle Creek, Michigan, Kellogg Company is the world's leading producer of cereal and a leading producer of convenience foods, including cookies, crackers, toaster pastries, cereal bars, frozen waffles, meat alternatives, pie crusts, and cones. The company's brands include Kellogg's, Keebler, Pop-Tarts, Eggo, Cheez-It, Nutri-Grain, Rice Krispies, Special K, Murray, Austin, Morningstar Farms, Famous Amos, Carr's, Plantation, Ready Crust, and Kashi. Kellogg products are manufactured in 19 countries and marketed in more than 160 countries around the world. For more information, visit Kellogg's web site at http://www.kelloggs.com or Keebler's web site at http://www.keebler.com.

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                     FORWARD-LOOKING STATEMENTS DISCLOSURE

         This news release contains forward-looking statements related to strategy, the acquisition and integration of Keebler, cost synergies, cash earnings per share and growth potential. Actual performance may differ materially from these statements due to factors related to the Keebler acquisition, including integration problems, failures to achieve synergies, unanticipated liabilities, and the substantial amount of indebtedness incurred to finance the acquisition (which could, among other things, hinder the company's ability to adjust rapidly, make the company more vulnerable to a downturn, and place the company at a competitive disadvantage to less-leveraged companies); competitive conditions and their impact; pricing and promotional spending; the effectiveness of marketing spending and programs; the success of new product introductions; the availability of and interest rates on short-term financing; commodity price and labor cost fluctuations; changes in consumer preferences; economic factors such as interest rates, statutory tax rates, and foreign currency translations; and other factors.

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